EXHIBIT 23.2


                  INDEPENDENT AUDITOR'S CONSENT


     To the Board of Directors
     PetMed Express, Inc.

     We hereby consent to the use in the Prospectus constituting part of the Registration Statement of PetMed Express, Inc. on Form S-1 of our report dated May 10, 2003, on the consolidated financial statements of PetMed Express, Inc. and Subsidiaries as of March 31, 2003 and for each of the three years in the period then ended which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.


     /S/ Goldstein Golub Kessler LLP
     -------------------------------
     GOLDSTEIN GOLUB KESSLER LLP
     New York, New York


     August 19, 2003